Exhibit 4.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this Agreement) is made on 15 July 2024

BETWEEN

1	Diginex Limited, an exempted company incorporated under the laws of the Cayman Islands with company number 406606 whose registered office is located at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Cayman Holdco);

2	Diginex Solutions (HK) Limited, a limited company organized under the laws of the Hong Kong SAR (Hong Kong) with company number 2635911 whose registered office is located at Smart-Space Fintech 2, Room 3, Units 401-404, Core C, Cyberport 3, 3 Cyberport Road, Telegraph Bay, Hong Kong (“HK Company”) (the HK Company); and

3	Each of the selling shareholders of the HK Company as listed in Schedule 1 hereto (each a Selling Shareholder, and collectively, the Selling Shareholders).

Each of the parties to this Agreement is individually referred to herein as a party and collectively as the parties.

RECITALS

A.	The Cayman Holdco is a holding company incorporated under the laws of the Cayman Islands with an authorised share capital of US$50,000 divided into 480,000,000 ordinary shares of US$0.0001 par value each (the Ordinary Shares) and 20,000,000 preferred shares of US$0.0001 par value each (the Preferred Shares), of which 1 Ordinary Share is currently issued and outstanding. The rights of the Ordinary Shares and Preferred Shares are set out in the memorandum and articles of association of the Cayman Holdco, a copy of which is attached as Schedule 2 hereto.

B.	As at the date of this Agreement, the HK Company has 16,756 ordinary shares and 3,151 preference shares issued and outstanding, all of which are collectively held by the Selling Shareholders (the HK Shares). The Selling Shareholders have agreed to transfer the HK Shares to Cayman Holdco, in exchange for an aggregate of 6,869,960 newly issued Ordinary Shares and 1,291,910 newly issued Preferred Shares of the Cayman Holdco (collectively, the Cayman Shares).

C.	The board of directors of each of the Cayman Holdco and the HK Company has determined that it is desirable to effect this share exchange.

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NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1	Interpretation

1.1	In this Agreement:

Business Day means any day, not being a Saturday, Sunday or public holiday, when the banks of Cayman Islands and Hong Kong are open for business;

Cayman Shares has the meaning given in the Recitals;

Completion means completion of the transfer and issue of the shares pursuant to this Agreement;

Completion Date means the date of this Agreement;

Electronic Record has the same meaning as in the Electronic Transactions Act;

Electronic Transactions Act means the Electronic Transactions Act (As Revised) of the Cayman Islands;

Encumbrance means any and all charges, liens, equities, encumbrances, claims or restrictions;

Governmental Entity means any government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign;

HK Shares has the meaning prescribed in the Recitals;

Laws means statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, decrees, common law, or any rule, regulation, directive, treaty provision, governmental guidelines or interpretations having the force of law, permits and orders of any Governmental Entity;

Ordinary Shares has the meaning given in the Recitals;

Parent company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, in either case whether directly or indirectly through one or more companies;

Preferred Shares has the meaning given in the Recitals; and

Subsidiaries means any company in relation to which the another company is its Parent Company.

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1.2	In this Agreement, unless the context otherwise requires:

(a)	references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

(b)	references to any party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective permitted successors, assigns or transferees;

(c)	references to Recitals and Clauses and sub-divisions of them are references to the Recitals and Clauses of this Agreement and sub-divisions of them respectively;

(d)	references to any enactment include references to such enactment as re-enacted, amended or extended and any subordinate legislation made from time to time under it;

(e)	references to a person include any individual, company, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

(f)	a word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders;

(g)	written and in writing include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(h)	any requirements as to delivery under the articles of association of the Cayman Holdco include delivery in the form of an Electronic Record;

(i)	any requirements as to execution or signature under the articles of association of the Cayman Holdco including the execution of the articles of association of the Cayman Holdco themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(j)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(k)	any reference to indemnifying any person against any circumstance includes indemnifying and holding that person harmless from all actions, claims, demands and proceedings of any nature from time to time made against that person and all losses, damages, payments, awards, costs or expenses made, suffered or incurred by that person as a consequence of, or which would not have arisen but for, that circumstance;

(l)	references to US$ are references to the currency of the United States of America; and

(m)	headings are inserted for convenience only and shall be ignored in construing this Agreement.

1.3	The Recitals and Schedule to this Agreement form part of this Agreement.

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2	Exchange of Shares

2.1	On and subject to the terms of this Agreement, each of the Selling Shareholders shall transfer with full title guarantee the HK Shares that he holds as set forth in Schedule 1 to the Cayman Holdco on and with effect from Completion, in each case free from all Encumbrances whatsoever and together with all rights which are now, or at any time hereafter may become, attached to them (including without limitation the right to receive all dividends and distributions declared, made or paid on or after the Completion Date).

2.2	In consideration for the transfer of the HK Shares, the Cayman Holdco shall allot and issue the Cayman Shares, credited as fully paid and non-assessable, to each of the Selling Shareholders in the amounts set out opposite their respective names in Schedule 1. Each Selling Shareholder agrees and consents to the entry of its registered address as recorded in Schedule 1 as its address to be recorded in the register of members of the Cayman Holdco.

2.3	The Cayman Holdco shall not be obliged to issue the Cayman Shares unless the transfer of all the HK Shares to Cayman Holdco is completed [simultaneously] [on the Completion Date] and if such transfer is not completed on the Completion Date then the Selling Shareholders or the Cayman Holdco shall be entitled to (i) defer the Completion Date by up to an additional [thirty (30)] days, or (ii) rescind this Agreement without liability of any kind on its part, but without prejudice to its rights in respect of any pre-existing breach of the terms hereof, including any breach giving rise to such right to rescind.

3	Completion

3.1	Subject to the provisions of this Clause, Completion shall take place on the Completion Date.

3.2	On or before Completion, each of the Selling Shareholders shall cause to be delivered to Cayman Holdco:

(a)	a duly executed instrument of transfer in respect of all the HK Shares that it holds in favour of Cayman Holdco;

(b)	a duly executed sold note in respect of all of the HK Shares that it holds in favour of the Cayman Holdco;

(c)	original share certificates (if any) in respect of all the HK Shares that it holds;

(d)	a copy of the resolution of its board of directors authorising the execution of and the performance of its obligations under this Agreement;

(e)	a copy of this Agreement duly signed by it; and

(f)	such other documents (including any power of attorney under which any document required to be delivered under this Clause has been executed and any waivers or consents) as the Cayman Holdco may require to enable it to be registered as the holder of the HK Shares.

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3.3	On or before Completion, the HK Company shall:

(a)	cause written resolutions of the directors of the HK Company to be duly passed at which the transfers of the HK Shares shall be approved for registration;

(b)	procure that a copy of this Agreement, the instruments of transfer and the contract notes, duly executed and dated, to be delivered to Hong Kong Stamp Office for stamping; and

(c)	provide a copy of the updated register of members of the HK Company to the Cayman Holdco evidencing that Cayman Holdco is the sole shareholder of all of the issued shares of the HK Company.

3.4	On or before Completion, the Cayman Holdco shall, following compliance by the HK Company with the foregoing:

(a)	cause to be delivered to each of the Selling Shareholders:

(i)	a duly executed instrument of transfer and bought note signed by it in respect of all the HK Shares that it is acquiring from the respective Selling Shareholder;

(ii)	a certified copy of the written resolutions of the director of the Cayman Holdco duly passed and authorising the allotment and issuance of the Cayman Shares, the updating of the register of members of the Cayman Holdco reflecting such issuance and the Cayman Holdco’s execution by its authorised signatory(ies) on its behalf of this Agreement and all other documents ancillary to it and the transactions contemplated herein;

(iii)	a copy of the updated register of members of the Cayman Holdco reflecting the issuance of the Cayman Shares to the Selling Shareholders in the amounts set out opposite their respective names in Schedule 1;

(iv)	copies of the memorandum and articles of association, certificates of incorporation, any certificates of incorporation on change of name, certificate of good standing, register of directors and officers and register of mortgages and charges of Cayman Holdco;

(v)	a legal opinion issued by the Cayman Holdco’s Cayman counsel as to the validity of allotment and issuance of the Cayman Shares under the laws of the Cayman Islands;

(vi)	(if required by any of the Selling Shareholders) original share certificates in respect of the newly issued Cayman Shares to such Selling Shareholders; and

(b)	allot and issue to each of the Selling Shareholders the Cayman Shares in accordance with and in the amounts set out opposite their respective names in Schedule 1;

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3.5	At any time on or after the Completion Date, each of the parties shall take all reasonable steps to execute such documents, and take such further action, as the Cayman Holdco may reasonably require for the purpose of giving effect to the provisions of this Agreement.

4	Representations and Warranties of each Selling Shareholder

4.1	Each Selling Shareholder hereby represents and warrants to the Cayman Holdco on the date hereof as follows:

(a)	Good Title. The Selling Shareholder is the legal and beneficial owners of, and has good title to, the HK Shares owned by it, with the right and authority to sell and deliver the HK Shares owned by it, to the Cayman Holdco as provided herein. Upon delivery of any certificate or certificates duly endorsed for transfer to the Cayman Holdco representing the same as herein contemplated and/or upon registering of the Cayman Holdco as the new owner of the HK Shares owned by it, in the share register of the HK Company, the Cayman Holdco will receive good title to the HK Shares owned by it, free and clear of Encumbrances.

(b)	Power and Authority. All corporate acts required to be taken by the Selling Shareholder to enter into this Agreement and to carry out the transactions contemplated herein have been properly taken. When executed and delivered, this Agreement constitutes a legal, valid and binding obligation of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with the terms hereof, subject to bankruptcy, insolvency and similar laws of general applicability which any of the Selling Shareholder is subject to.

(c)	No Conflicts. The execution and delivery of this Agreement by the Selling Shareholder and the performance by the Selling Shareholder of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any Governmental Entity under any Laws applicable to the Selling Shareholder; (ii) will not violate any Laws applicable to the Selling Shareholder; and (iii) will not violate or breach any contractual obligation to which the Selling Shareholder is a party.

(d)	Purchase Entirely for Own Account. The Cayman Shares proposed to be acquired by the Selling Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Selling Shareholder has no present intention of selling or otherwise distributing the Cayman Shares, except in compliance with applicable securities laws.

(e)	Available Information. The Selling Shareholder has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Cayman Holdco.

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5	Representations and Warranties of the HK Company

The HK Company hereby represents and warrants to the Cayman Holdco, as follows:

5.1	Organization, Standing and Power. The HK Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and in which it has a place of business and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

5.2	Capital Structure. The HK Shares constitute the whole of the issued share capital of the HK Company. No person has the right or option (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital in the HK Company. All the HK Shares are duly authorized, validly issued, fully paid or properly credited as fully paid and there is no liability to pay any additional contributions on the HK Shares. The HK Shares are not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the applicable corporate laws of Hong Kong, the HK Company’s constitutional documents or any agreement or contract to which the HK Company is a party or otherwise bound.

5.3	Subsidiaries. The information in respect of the HK Company’s group structure set out in Schedule 3 is true, accurate, complete and not misleading. The HK Company (or its Subsidiary) is the sole legal and beneficial owner free from all Encumbrances of the issued shares in the capital of the relevant Subsidiary of which is it identified as a shareholder. All such shares are fully paid or properly credited as fully paid and there is no outstanding liability to pay any additional contributions on such shares. No person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any shares or loan capital in any Subsidiary.

5.4	Authority; Execution and Delivery; Enforceability. The HK Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery by the HK Company of this Agreement and the consummation by the HK Company of the transactions contemplated herein have been duly authorized and approved by the board of directors of the HK Company and no other corporate proceedings on the part of the HK Company are necessary to authorize this Agreement and the transactions contemplated herein. When executed and delivered, this Agreement will be enforceable against the HK Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which the HK Company is subject.

5.5	Litigation. Neither the HK Company nor any of its Subsidiaries is a party to any litigation, arbitration or administrative proceedings which are in progress, threatened or pending by or against or concerning it or any of its assets.

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5.6	Compliance with Applicable Laws. Each of the HK Company and its Subsidiaries is in compliance with all applicable Laws at all times including the Companies Ordinance of Hong Kong.

5.7	Contracts and Title to Properties. None of HK Company or any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any contract to which it is a party or by which it or any of its properties or assets is bound. Each of the HK Company and its Subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets (including, without limitation, any intellectual property rights and licences) used in the conduct of its businesses.

5.8	No Conflicts. The execution and delivery of this Agreement by the HK Company and the performance by the HK Company of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any Governmental Entity under any Laws applicable to the HK Company; (ii) will not violate any Laws applicable to the HK Company; and (iii) will not violate or breach any contractual obligation to which the HK Company is a party.

6	Representations and Warranties of the Cayman Holdco

The Cayman Holdco hereby represents and warrants to each Selling Shareholder, as follows:

6.1	Organization, Standing and Power. The Cayman Holdco is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

6.2	Capital Structure. The authorized share capital of the Cayman Holdco is US$50,000 comprising of (i) 480,000,000 Ordinary Shares and (ii) 20,000,000 Preferred Shares, of which 1 Ordinary Share has been issued. All outstanding share(s) of the Cayman Holdco are duly authorized, validly issued, fully paid and non-assessable. On Completion, each Selling Shareholder will receive good title to the Cayman Shares, free and clear of Encumbrances. The Cayman Shares will be duly authorized, validly issued, fully paid and non-assessable.

6.3	Authority; Execution and Delivery; Enforceability. The Cayman Holdco has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery by the Cayman Holdco of this Agreement and the consummation by the Cayman Holdco of the transactions contemplated herein have been duly authorized and approved by the board of directors of the Cayman Holdco and no other corporate proceedings on the part of the Cayman Holdco are necessary to authorize this Agreement and the transactions contemplated herein. When executed and delivered, this Agreement will be enforceable against the Cayman Holdco in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which the Cayman Holdco is subject.

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6.4	Litigation. The Cayman Holdco is a not a party to any litigation, arbitration or administrative proceedings which are in progress, threatened or pending by or against or concerning it or any of its assets.

6.5	Compliance with Applicable Laws. The Cayman Holdco is in compliance with all applicable Laws.

6.6	No Conflicts. The execution and delivery of this Agreement by the Cayman Holdco and the performance by the Cayman Holdco of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any Governmental Entity under any Laws applicable to the Cayman Holdco; (ii) will not violate any Laws applicable to the Cayman Holdco; and (iii) will not violate or breach any contractual obligation to which the Cayman Holdco is a party.

7	Costs

7.1	Subject to Clause 7.2 and except as otherwise provided in this Agreement, the HK Company shall be responsible for its own, Cayman Holdco’s costs, charges and other expenses (including those of its Affiliates) incurred in connection with negotiating, preparing, entering into and completing this Agreement and the other Transaction Documents (including any notarisation and/or registration fees if applicable) and the Selling Shareholders shall each be responsible for their own respective costs, charges and other expenses (including those of its Affiliates) incurred in connection with negotiating, preparing, entering into and completing this Agreement and the other Transaction Documents (including any notarisation and/or registration fees if applicable).

7.2	Any stamp duty or other transfer taxes (including interest and penalties) payable in respect of the transfer of the HK Shares shall be borne by HK Company.

8	Notices

8.1	Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party, posted by pre-paid airmail/first class/registered post addressed to that party at such address, or sent by facsimile transmission to a machine situated at such address and shall if:

(a)	personally delivered, be deemed to have been received at the time of delivery;

(b)	posted, be deemed to have been received on the fifth Business Day after the date of posting; or

(c)	sent by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the addressee, provided that where, in the case of delivery by hand or facsimile transmission, delivery or transmission occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 am on the next following Business Day.

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8.2	For the purposes of this Clause the authorised address of (i) the Cayman Holdco and the HK Company shall be the address set out at the heading of this Agreement and (ii) the Selling Shareholders shall be the address as set out in Schedule 1 to this Agreement, or such other address as that party may notify to the others in writing from time to time in accordance with the requirements of this Clause

9	Severance

9.1	If any provision of this agreement is held to be illegal, invalid or unenforceable under the laws of any jurisdiction:

(a)	the legality, validity and enforceability of the remainder of this Agreement shall not be affected;

(b)	the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected;

(c)	such illegal, void or unenforceable provision shall be deemed to be severable from any other provision of this Agreement; and

(d)	the parties shall negotiate in good faith to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted.

9.2	Without derogating from the preceding clause, the parties agree to negotiate in good faith the terms of an alternative provision in the relevant jurisdiction in place of the deleted provision.

10	Waiver

10.1	A waiver of any right, power, or remedy under this agreement must be in writing signed by the party granting it. It may be given subject to any conditions the grantor thinks fit. The fact that a party fails to do, or delays in doing, something the party is entitled to do under this agreement does not amount to a waiver.

10.2	A waiver is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.

11	Entire agreement and variation

11.1	This Agreement (together with any documents referred to herein) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement.

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11.2	No variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by or on behalf of each party.

12	Miscellaneous

12.1	Each of the parties hereto shall execute and deliver all such instruments and other documents and take all such actions as are reasonably required in order to give full effect to the provisions of this Agreement.

12.2	This Agreement may not be assigned by any party without the written consent of the other parties; provided, however, this Agreement and/or the rights contained herein may be assigned without any party’s consent by a Selling Shareholder to any other entity who directly or indirectly, controls, is controlled by or is under common control with such Selling Shareholder, including, without limitation, any general partner, managing member, officer or director of such Selling Shareholder, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Selling Shareholder.

12.3	This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same document. The exchange of a fully executed version of this letter (in counterparts or otherwise) by electronic means using DocuSign or otherwise shall be sufficient to bind the parties to the terms and conditions of this letter and no exchange of originals is necessary.

12.4	The liability of each of the Selling Shareholders for their respective obligations under this Agreement shall be several and extend only to any loss or damage arising out of their own respective breaches.

13	Third Party Rights

13.1	This Agreement is intended for the sole benefit of the parties involved and confers no rights or benefits to any third party, other than any permitted successors, assignees or transferees as contemplated herein. Notwithstanding any other term of this Agreement, the consent of any person who is not a party to this Agreement is not required for any variation of, amendment to, or release, rescission, or termination of, this Agreement

14	Governing law

14.1	This Agreement shall be governed by and construed under the laws of the State of New York, without regard to principles of conflict of laws thereunder.

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15	Dispute Resolution

15.1	Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (a “Dispute”) shall be referred to and finally resolved by arbitration administered by a tribunal (the “Tribunal”) under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) in force when the notice of arbitration is submitted.

15.2	The Tribunal shall consist of three (3) arbitrators (the “Arbitrators”) who shall be lawyers with experience in international contracts. Two of the Arbitrators shall be nominated by the respective parties in accordance with the ICC Rules and the third, who shall be the chairman of the Tribunal (the “Chairman”), by the two party-nominated Arbitrators within thirty (30) days of the last of their appointments. Save that, if either party should fail to nominate an Arbitrator within thirty (30) days of receiving written notice of the nomination of an Arbitrator by the other party, the second Arbitrator shall, at the written request of the party which has already made a nomination, be appointed forthwith by the International Chamber of Commerce. Likewise, if the party-nominated Arbitrators fail to make an agreed nomination for the Chairman within thirty (30) days of the last of their appointments, the Chairman shall, at the written request of either party, be appointed forthwith by the International Chamber of Commerce.

15.3	The seat of the arbitration shall be New York, New York, USA. The language of the arbitration shall be English. Any award of the arbitrator shall be final and binding from the day it is made, and the parties hereby waive any right to refer any question of law and any right of appeal on the law and/or merits to any court, but may seek enforcement of the award by such Tribunal in any court of competent jurisdiction. Nothing in this shall be construed as preventing either party from seeking conservatory, injunctive or similar interim relief in any court of competent jurisdiction in the event of a breach by a party of this Agreement.

15.4	Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such party.

15.5	Each Party shall pay its own costs and expenses incurred in connection with arbitration.

15.6	When any Dispute occurs and when any Dispute is under arbitration, except for the matters in Dispute, the Parties shall continue to fulfil their respective obligations and shall be entitled to exercise their rights under this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Share Exchange Agreement on the date first above written.

CAYMAN HOLDCO:

For and on behalf of
Diginex Limited

By:	/s/ Mark Blick
Name:	Mark Blick
Title:	Director

HK COMPANY:

For and on behalf of
Diginex Solutions (HK) Limited

By:	/s/ Mark Blick
Name:	Mark Blick
Title:	Director

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Selling Shareholders

For and on behalf of		For and on behalf of
HBM IV, Inc.		Nalimz Holdings Limited

	/s/ Shea Wallon		/s/ Joseph Zaja
By:	Shea Wallon	By:	Joseph Zaja
Title:	Vice President	Title:	Director

For and on behalf of		For and on behalf of
Hafnia SG Pte Ltd		WORKING CAPITAL INNOVATION FUND II L.P.

	/s/ Perry Van Echtelt		/s/ Dan Viederman
By:	Perry Van Echtelt	By:	Dan Viederman
Title:	Director	Title:	Partner

For and on behalf of
Rhino Ventures Ltd.

	/s/ Miles Pelham	/s/ Loretta Wong
By:	Miles Pelham	Loretta Wong
Title:	Director

/s/ Gerard Coenen Gajardo
Gerard Coenen Gajardo

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SCHEDULE 1

Share Exchange between HK Shares and Cayman Shares

Name of Selling Shareholder and address	HK Shares held and to be transferred	% held in HK Company	Number, class and par value of Cayman Shares to be issued	% held in Cayman Holdco
HBM IV, inc. Address: Fitch Group, 300 W. 57th Street, New York, NY, 10019	3,151	15.83	1,291,910 Preferred Shares of par value US$0.0001 each	15.83
Nalimz Holdings Limited Address: Unit 915, 9F, North Tower, Concordia Plaza, 1 Science Museum Road, Tsim Sha, Tsui, Kowloon, Hong Kong	1,111	5.58	455,510 Ordinary Shares of par value US$0.0001 each	5.58
Hafnia SG Pte Ltd Address: 10 Pasir Panjang Road, #18-01 Mapletree Business City, Singapore 117438	157	0.79	64,370 Ordinary Shares of par value US$0.0001 each	0.79
WORKING CAPITAL INNOVATION FUND II L.P. Address: 1991 Broadway #180, Redwood City, CA 94063	369	1.85	151,290 Ordinary Shares of par value US$0.0001 each	1.85
Rhino Ventures Ltd. Address: Craigmuir Chambers, Road Town, Tortola, VS 1110, British Virgin Islands	15,031	75.51	6,162,710 Ordinary Shares of par value US$0.0001 each	75.51
Loretta Wong Address: 315 S Harvard Blvd Unit 104, Los Angeles, CA 90020	44	0.22	18,040 Ordinary Shares of par value US$0.0001 each	0.22
Gerard Coenen Gajardo Address: Carrer Tarrago 27. L’Ametlla del Valles. 08480, Barcelona, Spain	44	0.22	18,040 Ordinary Shares of par value US$0.0001 each	0.22
TOTAL ISSUED SHARES	19,907	100.00	8,161,870	100.00

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SCHEDULE 2

MEMORANDUM AND ARTICLES OF ASSOCIATION OF CAYMAN HOLDCO

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SCHEDULE 3

GROUP STRUCTURE CHART

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